Exhibit 3.2

Delaware

The first State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DALIAN ACQUISITION CORP.", CHANGING ITS NAME FROM "DALIAN ACQUISITION CORP_" TO "DONTECH WASTE SERVICES INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF FEBRUARY, A.D. 2007, AT 1:49 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4059495 8100 070252582	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 54 7333 6 DATE: 03-01-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:09 PM 02/28/2007
FILED 01:49 PM 02/28/2007
SRV 070252582 - 4059495 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DALIAN ACQUISITION CORP.

    DALIAN ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

    FIRST: That the sole director of said corporation, by written consent, filed with the minutes of the Board, adopted the following resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation: RESOLVED, that the Certificate of Incorporation of Dalian Acquisition Corp. be amended as follows:

    A.  Article FIRST shall be amended to read in its entirety as follows:

        "FIRST: The name of the Corporation is DonTech Waste Services Inc. "

    B.  Article FOURTH shall be amended to read in its entirety as follows:

    "FOURTH: This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is thirty-one million (31,000,000) shares. Thirty million (30,000,000) shares shall be Common Stock each with a par value of $0,001 per share and one million (1,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share. The Board of Directors, subject to the limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by the filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designations, powers, preferences and rights of any such series and the qualifications, limitations or restrictions thereof."

SECOND: The foregoing amendment was duly approved and adopted by the directors and stockholders of said corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware,

    IN WITNESS WHEREOF, I have made, signed and subscribed this Certificate of Amendment this 29th day of January 2007, and affirm that the statements contained herein are true under penalties of perjury.

/s/ Jinging Dong, Jinging Dong, President